Exhibit 99.1

ENTRAVISION COMMUNICATIONS CORPORATION ACQUIRES A MAJORITY STAKE IN CISNEROS INTERACTIVE, A LEADING DIGITAL ADVERTISING COMPANY SERVING U.S. AND LATIN AMERICAN MARKETS

●	Entravision to become a leading digital advertising company serving the U.S. Hispanic and Latin American markets.
●	Transaction strengthens commitment to deliver clients the most sophisticated digital advertising solutions and technologies in an expanded combined footprint of over 21 countries.

SANTA MONICA, CA AND MIAMI, FL - October 15, 2020 – Entravision Communications Corporation (NYSE: EVC), a leading global media and marketing technology company, and Cisneros Interactive, a digital advertising company serving over 2,000 brands and agencies each month across the U.S. and Latin America, today announced that Entravision has acquired a majority investment in Cisneros Interactive. This investment deepens and enhances Entravision’s digital product offerings, while positioning the combined platforms to be one of the largest premier digital advertising companies serving the U.S. Hispanic and Latin American markets.

Founded in 2010 and headquartered in Miami, Florida, Cisneros Interactive has quickly become a leader in innovative digital advertising solutions for the Hispanic market. Cisneros Interactive maintains sales partnerships with some of the world’s leading digital technology companies, including Facebook, Spotify and LinkedIn. In addition, the company offers proprietary technology solutions as well as broad audience reach with its JustMob and Audio.Ad divisions, focusing on mobile video and digital audio respectively across 17 different countries. Cisneros Interactive will be joining forces with Entravision Digital, which provides comprehensive digital solutions including data, creative and programmatic platforms.

“We are pleased to announce our strategic investment in Cisneros Interactive,” said Walter Ulloa, Chairman and Chief Executive Officer of Entravision. “The media space has quickly evolved to demand more performance-based, transparent and digital-focused solutions, and in order to best service our growing client base we continue to enhance our product portfolio and service offering. This investment aligns with our mission, given the breadth of Cisneros Interactive’s services, the quality of its global partnerships and the sophistication of its sales operations. I am confident our partnership with Cisneros Interactive is just the beginning of a long and productive relationship.”

Adriana Cisneros, CEO of Cisneros, said, “Entravision’s investment is a significant milestone for our company and will accelerate our growth potential by providing operational synergies, new resources and dynamic platforms. Working hand-in-hand, we will elevate our combined businesses to a global arena of premier digital clients, while generating unique and valuable assets for the marketing and ad-tech industries.”

All Cisneros Interactive employees will remain with the company, with Victor Kong continuing as Chief Executive Officer, based out of Miami. “This is a very exciting day for our team at Cisneros Interactive,” said Mr. Kong. “Having Cisneros and Entravision as joint stakeholders in our company represents a significant move forward in our ability to capture increased market share in high-growth digital economies. I am even more optimistic about the value we can now provide our advertisers and publishers following the introduction to Entravision’s platforms, channels and customers.”

About Entravision Communications Corporation

Entravision is a diversified global marketing, technology, and media company serving clients throughout the United States and in more than 20 countries across Latin America, Europe, and Asia. Our dynamic portfolio of services includes cutting-edge, proprietary marketing technologies and platforms, along with leading media and marketing audience-centric assets in the U.S., including 54 television stations and 49 Spanish-language radio stations that feature nationally recognized, award-winning talent. Entravision is the largest affiliate group of the Univision and UniMás television networks. In addition to broadcast, we offer mobile programmatic solutions and demand-side platforms, which allow advertisers to execute performance campaigns using machine-learned bidding algorithms to identify the ideal combination of creative assets, audience targeting, and pricing. Shares of Entravision Class A Common Stock trade on The New York Stock Exchange under the ticker symbol: EVC. Learn more about all of our marketing, media, and technology offerings at entravision.com or connect with us on LinkedIn and Facebook.

For more information, please contact:

Entravision:

Christopher T. Young

Chief Financial Officer

Entravision Communications Corporation

310-447-3870

Kimberly Esterkin

ADDO Investor Relations

evc@addoir.com; 310-829-5400

About Cisneros Interactive

In 2012, Cisneros acquired a controlling stake in Kontextua, a digital advertising company founded in 2010 by Carlos Cordoba and German Herebia, and renamed it Cisneros Interactive.   Since then, Cisneros Interactive has become a leader in the rapidly growing digital advertising sector in the Latin American and U.S. Hispanic markets. Over the past decade, the Company has built a presence in 17 countries, with individual leaders in each of its segments within the digital advertising arena. For more information, please visit: www.cisneros.com

Cisneros Interactive:

Pedro Pablo Zarzalejos

ppzarzalejos@llorenteycuenca.com

Isabel Membreño

imembreno@llorenteycuenca.com

Llorente y Cuenca

T.: +1-786-590-1000

http://www.llorenteycuenca.com